EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Natus Medical Incorporated

San Carlos, California

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2010, relating to the consolidated financial statements, and the financial statement schedule of Natus Medical Incorporated and subsidiaries, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R), and of our report relating to the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Natus Medical Incorporated for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

December 29, 2010